Exhibit 99.1

Multiply Group to invest $75 million in additional PIPE investment in connection with Getty Images’ business combination with CC Neuberger Principal Holdings II

•	Tech-focused holding company signs binding commitment to invest at $10 per share, on the same terms as the existing $150 million PIPE committed in the aggregate by a CC Neuberger affiliate and by the Getty Family, bringing total anticipated PIPE proceeds to $225 million

NEW YORK -- December 28, 2021 -- Tech-focused holding company Multiply Group (“Multiply”) and CC Neuberger Principal Holdings II (NYSE: PRPB) (“CC Neuberger”), a special-purpose acquisition company sponsored by CC Capital and Neuberger Berman, today announced the signing of a binding commitment for Multiply to make an additional $75 million PIPE investment, on the same terms as the existing PIPE investors, in CC Neuberger’s business combination (the “Business Combination”) with Getty Images (or the “Company”), a preeminent global visual content creator and marketplace.

As previously announced, upon closing of the transaction between Getty Images and CC Neuberger Principal Holdings II, a newly formed parent company of Getty Images will become a publicly traded company, and its common stock is expected to be listed on the New York Stock Exchange under the symbol "GETY." The closing of the transaction is expected in the first half of 2022.

The Business Combination values Getty Images at an enterprise value of $4.8 billion. The incremental PIPE from Multiply increases total capital commitments to $875 million with an expected total equity investment of approximately $1.3 billion raised in the transaction. Proceeds are expected to pay down existing Getty Images debt and conservatively capitalize the Company’s balance sheet with a net leverage ratio of approximately 3.2x 2022E Adjusted EBITDA of $315 million.

Samia Bouazza, CEO and Managing Director of Multiply Group, said: “We regard Getty Images as a clear global leader in visual content with substantial recurring subscription revenues and high growth potential amid continued digital disruption, and this investment is a key step in our pursuit of strategic investments that create technological synergies across our portfolio. This is a great opportunity to invest in Getty Images prior to its expected listing on the New York Stock Exchange, alongside the CC Neuberger team, a partner with a strong vision and impressive track record.”

Chinh Chu, CEO and Director of CC Neuberger Principal Holdings II, said: “We are pleased to welcome Multiply Group as a major investor as we progress toward completing CC Neuberger’s business combination with Getty Images. Multiply Group will be a valuable long-term partner to our investor base, and they share our vision for the future growth and opportunities at Getty Images.”

Craig Peters, CEO of Getty Images, said: “We value the commitment from Multiply Group and look forward to their long-term investment support for our next phase of growth. Becoming a publicly listed company is the next step in the continued evolution of our business and enables us to build on our momentum as we enable more and more businesses to connect and compete in an increasingly visual world.”

Getty Images complements Multiply Group’s existing investments in fast-growing, global tech-centric businesses, which include digital marketing firms Firefly and Yieldmo. Multiply Group recently raised AED 3.1 billion in a private placement ahead of its listing on the Abu Dhabi Securities Exchange on December 5, 2021.

Additional information about the PIPE investment by Multiply Group will be provided in a Current Report on Form 8-K to be filed by CC Neuberger Principal Holdings II with the Securities and Exchange Commission ("SEC") and available at www.sec.gov.

About Multiply Group

Multiply Group (formerly known as Multiply Marketing Consultancy) is an Abu Dhabi-based holding company investing in and growing, organically and inorganically, a diversified portfolio of high-return businesses, both in the UAE and abroad.

With a forward-thinking outlook, Multiply Group continues to expand by organically growing existing businesses, acquiring innovative solutions, creating platforms that empower companies to be more scalable and efficient, and infusing their growth mindset culture into their subsidiaries. In terms of inorganic growth, Multiply Group pursues disruptive, tech-driven and scalable acquisitions, with rapid growth potential, particularly focusing on the digital economy.

Multiply Group’s investments span many industries including businesses such as Emirates Driving Company, Omorfia Group, Viola Communications, Firefly and Yieldmo.

Major shareholders of Multiply Group include International Holding Company (IHC), one of the fastest growing and most valuable companies in the UAE.

About CC Neuberger Principal Holdings II

CC Neuberger Principal Holdings II is a special purpose acquisition company that completed its initial public offering in July 2020, raising $828 million in proceeds. Formed and led by Chinh E. Chu, Douglas Newton, Jason K. Giordano, Matthew Skurbe, Charles Kantor and other senior professionals of CC Capital and Neuberger Berman, CC Neuberger Principal Holdings II is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

About Getty Images

Getty Images is a preeminent global visual content creator and marketplace that offers a full range of content solutions to meet the needs of any customer around the globe, no matter their size. Through its Getty Images, iStock and Unsplash brands, websites and APIs, Getty Images serves over 1 million customers in almost every country in the world and is the first-place people turn to discover, purchase and share powerful visual content from the world’s best photographers and videographers. Getty Images works with over 450,000 contributors and more than 300 content partners to deliver this powerful and comprehensive content. Each year Getty Images covers more than 160,000 news, sport and entertainment events providing depth and breadth of coverage that is unmatched. Getty Images maintains one of the largest and best privately-owned photographic archives in the world with over 135 million images dating back to the beginning of photography.

Media Contacts

CC Neuberger Principal Holdings II

CC Capital

Jon Keehner, Tim Ragones and Erik Carlson

Joele Frank, Wilkinson Brimmer Katcher

215-355-4449

Neuberger Berman

Alex Samuelson

Alexander.samuelson@nb.com

212-476-5392

Getty Images

Anne Flanagan

Anne.flanagan@gettyimages.com

Additional Information about the Transactions and Where to Find It

In connection with the Business Combination between Griffey Global Holdings, Inc. (“Getty Images“), CC Neuberger, Vector Holding, LLC (“New CCNB”) and the other parties to the Business Combination Agreement, dated December 9, 2021 (the “Business Combination Agreement”), New CCNB intends to file a registration statement on Form S-4 (as may be amended from time to time, the “Registration Statement”) that includes a preliminary proxy statement and a preliminary prospectus of New CCNB, and after the Registration Statement is declared effective, New CCNB will mail a definitive proxy statement/prospectus relating to the Business Combination to CCNB’s shareholders. The Registration Statement is not yet effective. The Registration Statement, including the proxy statement/prospectus contained therein, when it is declared effective by the SEC, will contain important information about the Business Combination and the other matters to be voted upon at a meeting of CCNB’s shareholders to be held to approve the Business Combination (and related matters). This press release does not contain all the information that should be considered concerning the Business Combination and other matters and is not intended to provide the basis for any investment decision or any other decision in respect of such matters. New CCNB and CCNB may also file other documents regarding this Business Combination with the SEC regarding the Business Combination. CCNB shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the Business Combination, as these materials will contain important information about New CCNB, CCNB, Getty Images and the Business Combination.

When available, the definitive proxy statement/prospectus and other relevant materials for the Business Combination will be mailed to CCNB shareholders as of a record date to be established for voting on the Business Combination. Shareholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed or that will be filed with the SEC by CCNB through the website maintained by the SEC at www.sec.gov, or by directing a request to CC Neuberger Principal Holdings II, 200 Park Avenue, 58th Floor, New York, New York 10166.

Participants in the Solicitation

CCNB, Getty Images and their respective directors and officers may be deemed participants in the solicitation of proxies of CCNB shareholders in connection with the Business Combination. CCNB shareholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of CCNB and a description of their interests in CCNB is contained in CCNB’s final prospectus related to its initial public offering, dated July 30 2020 and in CCNB’s and New CCNB’s subsequent filings with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to CCNB shareholders in connection with the Business Combination and other matters to be voted upon at the Shareholder Meeting will be set forth in the Registration Statement for the Business Combination when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Business Combination will be included in the Registration Statement that CCNB intends to file with the SEC. You may obtain free copies of these documents as described in the preceding paragraph.

Forward Looking Statements

This communication may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning CCNB’s or Getty Images’ possible or assumed future results of operations, business strategies, debt levels, competitive position, industry environment, potential growth opportunities and the effects of regulation, including whether the Business Combination will generate returns for shareholders. These forward-looking statements are based on CCNB’s or Getty Images’ management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events. When used in this communication, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Getty Images’ or CCNB’s management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (a) the occurrence of any event, change or other circumstances that could give rise to the termination of negotiations and any subsequent definitive agreements with respect to the Business Combination; (b) the outcome of any legal proceedings that may be instituted against CCNB, the combined company or others following the announcement of the Business Combination and any definitive agreements with respect thereto; (c) the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of CCNB, to obtain financing to complete the Business Combination or to satisfy other conditions to closing; (d) changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; (e) the ability to meet the applicable stock exchange listing standards following the consummation of the Business Combination; (f) the inability to complete the private placement transactions contemplated by the Business Combination Agreement and related agreements and the transactions contemplated by the forward purchase agreement or backstop agreement or close the sale of the forward purchase securities or backstop securities, as applicable; (g) the risk that the Business Combination disrupts current plans and operations of Getty Images or its subsidiaries as a result of the announcement and consummation of the transactions described herein; (h) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (i) costs related to the Business Combination; (j) changes in applicable laws or regulations, including legal or regulatory developments (such as the SEC’s statement on accounting and reporting considerations for warrants in special purpose acquisition companies) which could result in the need for CCNB to restate its historical financial statements and cause unforeseen delays in the timing of the Business Combination and negatively impact the trading price of CCNB‘s securities and the attractiveness of the Business Combination to investors; (k) the possibility that Getty Images may be adversely affected by other economic, business, and/or competitive factors; (l) Getty Images’ estimates of expenses and profitability and (m) other risks and uncertainties indicated from time to time in the final prospectus of CCNB, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by CCNB. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Getty Images and CCNB assume no obligation and, except as required by law, do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Getty Images nor CCNB gives any assurance that either Getty Images or CCNB will achieve its expectations.

Disclaimer

This communication relates to a proposed business combination between Getty Images and CCNB. This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.